FOR IMMEDIATE RELEASE

Highpower International, Inc. Reports Third Quarter 2011
Financial Results

New York, USA & Shenzhen, China – November 14, 2011 – Highpower International, Inc. (NasdaqGM: HPJ), a developer, manufacturer and marketer of nickel-metal hydride (Ni-MH) and lithium batteries and related products, today announced financial results for the third quarter ended September 30, 2011.

Business Highlights

•
Net sales were $28.1 million for the third quarter of 2011, an increase of 1% over the third quarter of 2010; net sales for the nine months ended September 30, 2011 were $84.8 million, an increase of 10% over the first nine months of 2010

•
Lithium battery net sales were $6.1 million for the third quarter of 2011, an increase of 33%  over the third quarter of 2010; lithium-ion battery net sales for the nine months ended September 30, 2011 were $15.9 million, an increase of 43% over the first nine months of 2010

•	Marcum Bernstein & Pinchuk (MarcumBP) engaged as Highpower’s new independent registered public accounting firm

Management Commentary

“We were pleased with the performance of our lithium-ion business during the quarter as this segment continued to show strong sales and volume traction, resulting in lithium battery revenues being up 43% year-to-date,” said Mr. George Pan, Chairman and Chief Executive Officer of Highpower International. “Highpower’s lithium battery business line, which produces cleaner, greener, rechargeable batteries, is a key area of focus for our management team.  We believe opportunities in the lithium battery space will serve as a major growth catalyst for our business in 2012 and beyond.  As a trend, more and more customers are demanding higher capacity and cleaner battery options and we are clearly making strong inroads in capturing market share.”

“Although our lithium battery segment has strengthened, we have faced a tough global macro operating environment this year, which has certainly impacted our Ni-MH segment growth and profitability.  Despite the lower sales volume and increasing raw material and labor costs, we remain committed to our mission of creating a world-class, international clean battery company.  To that end, we are expanding our global sales team to pursue growth opportunities in both our Ni-MH and lithium segments. These investments today in our business, staffing, and infrastructure, will position us for growth, profitability, and increased shareholder returns in 2012,” concluded Mr. Pan.

Mr. Henry Sun, Chief Financial Officer of Highpower International, added, “Through the first nine months, we have faced headwinds from uncertain global demand, raw material price swings and pricing pressure.  We continue to work with our major customers on price increases to reflect our existing cost structure, as well as our supply chain to secure longer-term contracts and we expect much of this margin pressure to be alleviated in the next few quarters.  In addition, we have focused on reorganizing our management structure and have dedicated more attention on employee training to enhance efficiency.”

Third Quarter 2011 Financial Results

Net sales for the third quarter ended September 30, 2011 totaled $28.1 million, a year-over-year increase of 1% compared with $27.8 million for the third quarter ended September 30, 2010. The slight increase in sales for the third quarter was primarily due to an increase in both unit volume and average selling price of our lithium battery units, but was offset by a decrease in the number of Ni-MH battery units sold. In addition, our new materials business had revenues of $3.8 million for the third quarter of 2011, an increase of $1.1 million over the prior year period.

Third quarter 2011 gross profit decreased to $3.9 million, as compared with $5.9 million for the third quarter of 2010.  Gross profit margin was 13.8% for the third quarter 2011, as compared with 21.1% for the third quarter of 2010.  The year-over-year decrease in gross profit margin for the third quarter of 2011 was primarily due to a rise in raw materials prices, primarily for nickel and rare earth materials and the resulting increase in cost of sales for our Ni-MH and to a lesser extent our lithium batteries.  In addition, the increase in revenues in our materials business, which has lower gross profit margins than our other business segments, contributed to the lower overall gross profit margin for the quarter.

Selling and distribution costs, including non-cash stock-based compensation, were $1.5 million for the third quarter of 2011, as compared with $1.1 million for the comparable period in 2010.

General and administrative expenses, including non-cash stock-based compensation, were $2.2 million, or 8.0% of net sales, for the third quarter of 2011, as compared to $2.2 million, or 7.8% of net sales, for the third quarter of 2010.

Loss from operations for the third quarter of 2011 was $839,000, as compared with income from operations of $1.7 million for the third quarter of 2010. Included in these results were non-cash stock-based compensation expenses of $335,000 and $17,000, respectively.

Net loss for the third quarter of 2011 was $665,000, or ($0.05) per diluted share, based on 13.6 million weighted average shares outstanding. This compares with third quarter 2010 GAAP net income of $1.4 million, or $0.11 per diluted share, based on 13.7 million weighted average shares outstanding.

Net loss for the nine months ended September 30, 2011 was $415,000 or ($0.03) per diluted share, based on 13.6 million weighted average shares outstanding. Included in this loss was $612,000 of non-cash stock-based compensation.

Balance Sheet

At September 30, 2011, Highpower International had cash, cash equivalents and restricted cash totaling $23.8 million, total assets of $90.9 million, and stockholders’ equity of $29.2 million.  Bank credit facilities totaled $89.9 million at September 30, 2011, of which $38.6 million was utilized and $51.3 million was available as unused credit.

Outlook

Based on our current expectations for global demand for the rechargeable battery market in 2011, the outlook for our key raw material input prices and our planned increased investment in sales and marketing and research and development, we are updating our financial guidance for 2011. We expect net sales to be between $110 million and $120 million. We expect net income to be approximately break-even on a GAAP basis, which includes non-cash stock-based compensation expenses.

Conference Call and Webcast

The Company will host a conference call today at 7:00 a.m. Pacific time/10:00 a.m. Eastern time to discuss these results and answer questions.

Individuals interested in participating in the conference call may do so by dialing 888-549-7750 from the U.S. or 480-629-9722 from outside the U.S. and referencing the reservation code 4485472. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at www.highpowertech.com  or www.InvestorCalendar.com.

About Highpower International, Inc.

Highpower International, Inc. develops, manufactures and markets powerful, efficient, and environmental rechargeable nickel-metal hydride (Ni-MH) and lithium batteries and related products for use in a variety of devices and equipment including wireless communications, electronics, lighting, backup power, electric tools, and transportation, etc. Highpower International's products are distributed worldwide to markets in the Americas, Europe, China, and Southeast Asia. For more information, visit http://www.highpowertech.com.

To be added to the Company’s email distribution for future news releases, please send your request to HPJ@finprofiles.com . Company news can also be found at http://www.highpowertech.com/InvestorNews.aspx?type=FinancialRelease.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 that are not historical facts. These statements  can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and the Company's future performance, operations and products.  Such statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results to differ materially from the results expressed or implied by such statements. For a discussion of these and other risks and uncertainties see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public filings with the SEC.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

Highpower International, Inc.
Vickie Hawes
Corporate Communications Manager
IR@highpowertech.com

Financial Profiles, Inc.
Tricia Ross
+1-916-939-7285
HPJ@finprofiles.com

– financial tables to follow –

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Stated in US Dollars)

	September 30,	December 31,
	2011	2010
	(Unaudited)
	$	$
ASSETS
Current Assets:
Cash and cash equivalents	8,185,189	8,490,629
Restricted cash	15,615,287	6,044,960
Accounts receivable, net	23,611,268	20,846,540
Notes receivable	294,001	256,574
Prepayments and other receivables	7,932,712	3,231,211
Inventories	12,678,875	13,447,432
Total Current Assets	68,317,332	52,317,346

Plant and equipment, net	18,264,137	13,652,254
Land use right, net	3,111,161	3,022,293
Intangible asset, net	762,500	800,000
Investment in an associate	-	103,123
Investment securities	56,388	53,904
Deferred tax assets	162,012	-
Non-trading foreign currency derivatives assets	211,898	-

TOTAL ASSETS	90,885,428	69,948,920

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current Liabilities:
Non-trading foreign currency derivatives liabilities	-	77,699
Accounts payable	17,590,095	13,407,204
Notes payable	18,365,673	9,896,169
Letter of credit	2,995,868	1,341,924
Other payables and accrued liabilities	5,361,531	4,983,269
Income taxes payable	149,432	1,164,007
Bank borrowings	17,227,638	11,300,939

Total Current Liabilities	61,690,237	42,171,211

COMMITMENTS AND CONTINGENCIES

HIGHPOWER INTERNATIONAL, INC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(Stated in US Dollars)

	September30,	December 31,
	2011	2010
	(Unaudited)
	$	$
STOCKHOLDERS’ EQUITY
Preferred stock
(Par value: $0.0001
Authorized: 10,000,000 shares
Issued and outstanding: none)	-	-

Common stock
(Par value : $0.0001
Authorized: 100,000,000 shares 13,582,106 shares issued and outstanding)	1,358	1,358
Additional paid-in capital	5,792,375	5,180,318
Accumulated other comprehensive income	3,696,134	2,475,749
Retained earnings	19,705,324	20,120,284

TOTAL STOCKHOLDERS’ EQUITY	29,195,191	27,777,709

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	90,885,428	69,948,920

Highpower International, Inc.

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Stated in US Dollars)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$

Net sales	28,091,330	27,774,213	84,750,150	76,975,699
Cost of sales	(24,212,746)	(21,900,312)	(72,105,177)	(61,456,057)

Gross profit	3,878,584	5,873,901	12,644,973	15,519,642
Research and development costs	(793,702)	(529,550)	(2,302,163)	(1,338,361)
Selling and distribution costs	(1,487,490)	(1,132,812)	(3,654,303)	(2,995,314)
General and administrative costs, including stock-based compensation	(2,242,458)	(2,153,988)	(6,406,295)	(5,105,848)
Loss on exchange rate difference	(186,879)	(328,921)	(657,581)	(481,405)
Gain (loss) on derivative instruments	97,411	(6,059)	(136,786)	9,083
Loss in equity of an associate	(104,375)	(6,780)	(108,346)	(6,780)
	(4,717,493)	(4,158,110)	(13,265,474)	(9,918,625)
(Loss) Income from operations	(838,909)	1,715,791	(620,501)	5,601,017
Other income	239,831	84,657	458,086	282,701
Interest expenses	(140,240)	(89,669)	(183,450)	(257,113)

(Loss) Income before taxes	(739,318)	1,710,779	(345,865)	5,626,605
Income taxes benefit (expense)	73,683	(280,062)	(69,095)	(1,020,055)

Net (loss) income for the period	(665,635)	1,430,717	(414,960)	4,606,550

Other comprehensive income
- Foreign currency translation gain (loss)	61,799	(31,010)	1,220,385	(54,505)

Comprehensive income	(603,836)	1,399,707	805,425	4,552,045

(Loss) earnings per share of common stock
- Basic	(0.05)	0.11	(0.03)	0.34
- Diluted	(0.05)	0.11	(0.03)	0.34

Weighted average common shares outstanding
- Basic	13,582,106	13,582,106	13,582,106	13,582,106
- Diluted	13,582,106	13,732,096	13,582,106	13,732,096

Highpower International, Inc.

HIGHPOWER INTERNATIONAL, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in US Dollars)

	Nine months ended September 30,
	2011	2010
	(Unaudited)	(Unaudited)
	$	$
Cash flows from operating activities
Net (loss) income	(414,960)	4,606,550
Adjustments to reconcile net income to net cash provided by operating activities :
Depreciation and amortization	1,349,240	1,103,892
Allowance for doubtful accounts	146,393	9,408
(Profit) loss on disposal of plant and equipment	(7,462)	66,184
Equity loss in an associate	108,346	-
Share based payment	612,057	97,525
Change in fair value of derivative instruments	(211,898)	(4,894)
Changes in operating assets and liabilities :
Accounts receivable	(1,839,396)	(4,563,344)
Notes receivable	(141,131)	(1,382,756)
Prepaid expenses and other receivables	(4,475,620)	(2,591,572)
Inventories	1,518,693	(4,139,494)
Deferred income tax	(159,157)	-
Accounts payable	3,510,379	7,059,882
Other payables and accrued liabilities	151,627	1,488,057
Income taxes payable	(1,041,362)	(21,512)
Net cash flows (used in) provided by operating activities	(894,251)	1,727,926

Cash flows from investing activities
Acquisition of plant and equipment	(5,168,156)	(4,269,128)
Investment in associate	-	(135,735)
Net cash flows used in investing activities	(5,168,156)	(4,404,863)

Cash flows from financing activities
Proceeds from bank borrowings	12,708,732	2,284,420
Repayment of bank borrowings	(7,305,110)	(1,569,151)
Proceeds from notes payable	24,638,742	22,273,735
Repayment of notes payable	(16,766,610)	(13,502,988)
Proceeds from letter credit	2,995,868	2,762,389
Repayment of letter credit	(1,379,051)	(5,362,452)
Increase in restricted cash	(9,231,878)	(2,101,258)
Net cash flows provided by financing activities	5,660,693	4,784,695
Effect of foreign currency translation on cash and cash equivalents	96,274	310,163
Net (decrease) increase in cash and cash equivalents	(305,440)	2,417,921
Cash and cash equivalents - beginning of period	8,490,629	2,967,586
Cash and cash equivalents - end of period	8,185,189	5,385,507

Supplemental disclosures for cash flow information :
Cash paid for :
Income taxes	1,271,794	1,043,776
Interest	607,203	257,113